UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)



                    Alaska Communications Systems Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   01167P 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]   Rule 13d-1(b)

[_]   Rule 13d-1(c)

[X]   Rule 13d-1(d)









                               Page 1 of 21 pages

        ---------------------
        CUSIP No. 01167P 10 1           13G
        ---------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Fox Paine & Company, LLC
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          16,492,802 (See Item 4(a))
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8   SHARED DISPOSITIVE POWER
    WITH:           16,492,802 (See Item 4(a))
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               16,492,802 (See Item 4(a))
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                      [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               52.4% (See Item 4(a))
--------------------------------------------------------------------------------
12.  TYPE OF PERSON REPORTING (SEE INSTRUCTIONS)

               OO
--------------------------------------------------------------------------------




                               Page 2 of 21 Pages

        ---------------------
        CUSIP No. 01167P 10 1           13G
        ---------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Fox Paine Capital Fund, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          16,251,658 (See Item 4(a))
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8   SHARED DISPOSITIVE POWER
    WITH:           16,251,658 (See Item 4(a))
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               16,251,658 (See Item 4(a))
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                      [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               51.6% (See Item 4(a))
--------------------------------------------------------------------------------
12.  TYPE OF PERSON REPORTING (SEE INSTRUCTIONS)

               PN
--------------------------------------------------------------------------------




                               Page 3 of 21 Pages

        ---------------------
        CUSIP No. 01167P 10 1           13G
        ---------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Fox Paine Capital, LLC
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          19,498,879 (See Item 4(a))
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8   SHARED DISPOSITIVE POWER
    WITH:           19,498,879 (See Item 4(a))
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               19,498,879 (See Item 4(a))
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                      [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               62.0% (See Item 4(a))
--------------------------------------------------------------------------------
12.  TYPE OF PERSON REPORTING (SEE INSTRUCTIONS)

               OO
--------------------------------------------------------------------------------




                               Page 4 of 21 Pages

        ---------------------
        CUSIP No. 01167P 10 1           13G
        ---------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               FPC Investors, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          241,144 (See Item 4(a))
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8   SHARED DISPOSITIVE POWER
    WITH:           241,144 (See Item 4(a))
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               241,144 (See Item 4(a))
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                      [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.8% (See Item 4(a))
--------------------------------------------------------------------------------
12.  TYPE OF PERSON REPORTING (SEE INSTRUCTIONS)

               PN
--------------------------------------------------------------------------------




                               Page 5 of 21 Pages

        ---------------------
        CUSIP No. 01167P 10 1           13G
        ---------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               ALEC Coinvestment Fund I, LLC
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          812,453 (See Item 4(a))
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8   SHARED DISPOSITIVE POWER
    WITH:           812,453 (See Item 4(a))
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               812,453 (See Item 4(a))
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                      [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               2.6% (See Item 4(a))
--------------------------------------------------------------------------------
12.  TYPE OF PERSON REPORTING (SEE INSTRUCTIONS)

               OO
--------------------------------------------------------------------------------




                               Page 6 of 21 Pages

        ---------------------
        CUSIP No. 01167P 10 1           13G
        ---------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               ALEC Coinvestment Fund II, LLC
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          406,227 (See Item 4(a))
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8   SHARED DISPOSITIVE POWER
    WITH:           406,227 (See Item 4(a))
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               406,227 (See Item 4(a))
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                      [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               1.3% (See Item 4(a))
--------------------------------------------------------------------------------
12.  TYPE OF PERSON REPORTING (SEE INSTRUCTIONS)

               OO
--------------------------------------------------------------------------------




                               Page 7 of 21 Pages

        ---------------------
        CUSIP No. 01167P 10 1           13G
        ---------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               ALEC Coinvestment Fund III, LLC
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          487,472 (See Item 4(a))
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8   SHARED DISPOSITIVE POWER
    WITH:           487,472 (See Item 4(a))
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               487,472 (See Item 4(a))
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                      [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               1.5% (See Item 4(a))
--------------------------------------------------------------------------------
12.  TYPE OF PERSON REPORTING (SEE INSTRUCTIONS)

               OO
--------------------------------------------------------------------------------




                               Page 8 of 21 Pages

        ---------------------
        CUSIP No. 01167P 10 1           13G
        ---------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               ALEC Coinvestment Fund IV, LLC
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          487,472 (See Item 4(a))
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8   SHARED DISPOSITIVE POWER
    WITH:           487,472 (See Item 4(a))
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               487,472 (See Item 4(a))
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                      [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               1.5% (See Item 4(a))
--------------------------------------------------------------------------------
12.  TYPE OF PERSON REPORTING (SEE INSTRUCTIONS)

               OO
--------------------------------------------------------------------------------




                               Page 9 of 21 Pages

        ---------------------
        CUSIP No. 01167P 10 1           13G
        ---------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               ALEC Coinvestment Fund V, LLC
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          812,453 (See Item 4(a))
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8   SHARED DISPOSITIVE POWER
    WITH:           812,453 (See Item 4(a))
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               812,453 (See Item 4(a))
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                      [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               2.6% (See Item 4(a))
--------------------------------------------------------------------------------
12.  TYPE OF PERSON REPORTING (SEE INSTRUCTIONS)

               OO
--------------------------------------------------------------------------------




                               Page 10 of 21 Pages

        ---------------------
        CUSIP No. 01167P 10 1           13G
        ---------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Bucks Capital, LLC
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          100,000 (See Item 4(a))
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8   SHARED DISPOSITIVE POWER
    WITH:           100,000 (See Item 4(a))
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               100,000 (See Item 4(a))
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                      [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.3% (See Item 4(a))
--------------------------------------------------------------------------------
12.  TYPE OF PERSON REPORTING (SEE INSTRUCTIONS)

               OO
--------------------------------------------------------------------------------




                               Page 11 of 21 Pages

Item 1(a).              Name of Issuer:
                                Alaska Communications Systems Group, Inc.

Item 1(b).              Address of Issuer's Principal Executive Offices:
                                510 L. Street
                                Anchorage, Alaska 99501

Item 2(a).              Name of Persons Filing:*
                                Fox Paine & Company, LLC
                                Fox Paine Capital Fund, L.P.
                                Fox Paine Capital, LLC
                                FPC Investors, L.P.
                                ALEC Coinvestment Fund I, LLC
                                ALEC Coinvestment Fund II, LLC
                                ALEC Coinvestment Fund III, LLC
                                ALEC Coinvestment Fund IV, LLC
                                ALEC Coinvestment Fund V, LLC
                                Bucks Capital, LLC

                        (*)     A joint filing agreement is attached hereto as
                                Exhibit I.

Item 2(b).              Address of Principal Business Office or, if none,
                           Residence:
                                c/o Fox Paine & Company, LLC
                                950 Tower Lane
                                Suite 1150
                                Foster City, CA 94404-2131

Item 2(c).              Citizenship:
                                Delaware

Item 2(d).              Title of Class of Securities:
                                Common Stock, $0.01 par value per share

Item 2(e).              CUSIP Number:
                                01167P 10 1

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:
             (a).[_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o)

             (b).[_] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

             (c).[_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).




                              Page 12 of 21 pages

             (d).[_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

             (e).[_]    An investment adviser in accordance with
                        Section 240.13d-1(b)(1)(ii)(E);

             (f).[_] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

             (g).[_] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

             (h).[_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

             (i).[_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

             (j).[_]    Group, in accordance with
                        Section 240.13d-1(b)(1)(ii)(J).

                                Not Applicable

Item 4.                 Ownership.

             (a).       Amount beneficially owned:

                                Fox Paine & Company, LLC ("Company LLC") is the
                        manager of (i) Fox Paine Capital Fund, L.P. ("LP1"), which may be deemed to own beneficially and directly 16,251,658 shares, or approximately 51.6%, of Common Stock of Alaska Communications Systems Group, Inc. (the "Issuer") and (ii) FPC Investors, L.P. ("LP2" and, together with LP1, the "LPs"), which may be deemed to own beneficially and directly 241,144 shares, or approximately 0.8%, of Common Stock of the Issuer. Fox Paine Capital, LLC ("Capital LLC") is the General Partner of each of the LPs and the Managing Member of each of ALEC Coinvestment Fund I, LLC, ALEC Coinvestment Fund II, LLC, ALEC Coinvestment Fund III, LLC, ALEC Coinvestment Fund IV, LLC and ALEC Coinvestment Fund V, LLC (collectively, the "Funds"), which Funds in the aggregate may be deemed to own beneficially and directly 3,006,077 shares, or approximately 9.6%, of Common Stock of the Issuer (812,453 shares, or approximately 2.6%, owned by ALEC Coinvestment Fund I, LLC, 406,227 shares, or approximately 1.3%, owned by ALEC Coinvestment Fund II, LLC, 487,472 shares, or approximately 1.5%, owned by ALEC Coinvestment Fund III, LLC, 487,472 shares, or approximately 1.5%, owned by ALEC Coinvestment Fund IV, LLC, and 812,453 shares, or approximately 2.6%, owned by ALEC Coinvestment Fund V, LLC).




                              Page 13 of 21 pages

                                Company LLC, as the manager of the LPs, may be
                        deemed to be the indirect beneficial owner in the aggregate of 16,492,802 shares, or approximately 52.4%, of the Common Stock of the Issuer owned by the LPs, and Capital LLC, as the General Partner of the LPs and Managing Member of the Funds, may be deemed to be the indirect beneficial owner in the aggregate of 19,498,879 shares, or approximately 62.0%, of the Common Stock of the Issuer owned by the LPs and the Funds. Each of Company LLC and Capital LLC disclaims ownership of the shares of Common Stock beneficially owned by the LPs and the Funds to the extent of the partnership or limited liability company interests in the LPs and the Funds held by persons other than Company LLC and Capital LLC, respectively.

                                Bucks Capital, LLC, a Delaware limited liability
                        company ("Bucks"), may be deemed to own beneficially and directly 100,000 shares, or approximately 0.3%, of Common Stock of the Issuer. Bucks is an investment vehicle created for the purpose of allowing selected employees of Company LLC to invest primarily in selected portfolio companies, such as the Issuer, in which investments funds managed by Company LLC invest. Those employees are members of Bucks, and Messrs. Fox and Paine are the managing members of Bucks.

                                Saul A. Fox and W. Dexter Paine, III are the
                        sole members of Company LLC and members of Capital LLC and Bucks. In such capacities, Mr. Fox and Mr. Paine may be deemed to share beneficial ownership of the Common Stock beneficially owned by Company LLC, Capital LLC and Bucks, but they disclaim any such beneficial ownership. In addition, Mr. Fox may be deemed to own beneficially and directly 3,439 shares, or approximately 0.01%, of Common Stock of the Issuer that have been issued under the Issuer's 1999 Non-Employee Director Stock Compensation Plan. Mr. Paine was also issued 3,818 shares under this plan, but irrevocably elected to defer receipt thereof until his relationship as a director of the Issuer is terminated; accordingly, these shares have not been issued and are not included in the number of outstanding shares of Common Stock of the Issuer (see below).

                                All ownership percentages have been calculated
                        based on 31,467,602 shares of the Issuer outstanding as of December 31, 2000 (not including 1,532,300 treasury shares), as provided by the Issuer.

             (b).       Percent of Class:
                                See the response(s) to Item 11 on the attached cover page(s). See Item 4(a).




                              Page 14 of 21 pages

             (c).       Number of shares as to which such person has:

                        (i) Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                        (ii) Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                        (iii) Sole power to dispose or to direct the
                              disposition of: See the response(s) to Item 7 on the attached cover page(s).

                        (iv) Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.                 Ownership of Five Percent or Less of a Class.

                              Not applicable

Item 6.                 Ownership of More than Five Percent on Behalf of
                        Another Person.

                              Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                              Not Applicable

Item 8.                 Identification and Classification of Members of the
                        Group.

                                   See Item 4.

Item 9.                 Notice of Dissolution of Group.

                              Not Applicable

Item 10.                Certification.

                              Not Applicable







                              Page 15 of 21 pages

                                    SIGNATURE

      After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete, and correct.

                                    FOX PAINE & COMPANY, LLC,

                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Member



                                    FOX PAINE CAPITAL FUND, L.P.,

                                    By: Fox Paine Capital, LLC, its General
                                        Partner


                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Member



                                    FOX PAINE CAPITAL, LLC

                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Member



                                    FPC INVESTORS, L.P.,

                                    By:  Fox Paine Capital, LLC, its General
                                         Partner


                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Member



                                    ALEC COINVESTMENT FUND I, LLC,

                                    By: Fox Paine Capital, LLC, its Manager


                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Member




                              Page 16 of 21 pages

                                    ALEC COINVESTMENT FUND II, LLC,

                                    By: Fox Paine Capital, LLC, its Manager


                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Member



                                    ALEC COINVESTMENT FUND III, LLC,

                                    By: Fox Paine Capital, LLC, its Manager


                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Member



                                    ALEC COINVESTMENT FUND IV, LLC,

                                    By: Fox Paine Capital, LLC, its Manager


                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Member



                                    ALEC COINVESTMENT FUND V, LLC,

                                    By: Fox Paine Capital, LLC, its Manager


                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Member







                              Page 17 of 21 pages

                                    BUCKS CAPITAL, LLC


                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Managing Member



Dated:  February 13, 2001














                              Page 18 of 21 pages

                                                                     EXHIBIT I

JOINT FILING AGREEMENT

      In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) (the "Statement") with respect to the shares of Alaska Communications Systems Group, Inc. and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to the Statement.

Dated: February 13, 2001.



                                    FOX PAINE & COMPANY, LLC,

                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Member



                                    FOX PAINE CAPITAL FUND, L.P.,

                                    By: Fox Paine Capital, LLC, its General
                                       Partner


                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Member



                                    FOX PAINE CAPITAL, LLC

                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Member



                                    FPC INVESTORS, L.P.,

                                    By: Fox Paine Capital, LLC, its General
                                       Partner


                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Member




                              Page 19 of 21 pages

                                    ALEC COINVESTMENT FUND I, LLC,

                                    By: Fox Paine Capital, LLC, its Manager


                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Member



                                    ALEC COINVESTMENT FUND II, LLC,

                                    By: Fox Paine Capital, LLC, its Manager


                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Member



                                    ALEC COINVESTMENT FUND III, LLC,

                                    By: Fox Paine Capital, LLC, its Manager


                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Member



                                    ALEC COINVESTMENT FUND IV, LLC,

                                    By: Fox Paine Capital, LLC, its Manager


                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Member



                                    ALEC COINVESTMENT FUND V, LLC,

                                    By: Fox Paine Capital, LLC, its Manager


                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Member




                              Page 20 of 21 pages

                                    BUCKS CAPITAL, LLC


                                    By:  /s/ W. Dexter Paine, III
                                         -------------------------------------
                                         Name:   W. Dexter Paine, III
                                         Title:  Managing Member














                              Page 21 of 21 pages